Exhibit 10.4

Aptorum Group Limited

Aptus Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

25 September 2017

Attn: Mr. Lui Wang Yip Darren

Dear Mr. Lui,

Appointment Letter

We are pleased and welcome your acceptance to be appointed as the President, Chief Business Officer, and an Executive Director of Aptorum Group Limited (“AGL” or the “Company”). You shall also be required to be appointed as Executive Director of the group companies of AGL from time to time. You shall be employed full-time under the hiring entity APTUS Management Limited (“AML”), a wholly owned subsidiary of the Company. The Company is incorporated with limited liabilities under the laws of Cayman Islands and AML is duly incorporated with limited liabilities in Hong Kong. The Company also has subsidiary companies in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “Aptorum” or the “Group”.

The following letter seeks to illustrate the context of your employment under AML and appointment by AGL, and the terms and conditions as set out herewith (the “Agreement”).

This letter will supersede all previous appointment contract or agreement, if applicable, entered into between yourself and the Company (or its affiliated subsidiaries). By signing this letter and therefore accepting the appointment as stated, you agree to terminate all other previous appointments with the Group commencing from the Effective Date.

1.	The Company and the Group

Aptorum focuses on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the marketplace; and to assist in furthering the research capabilities of institutions the Group works with.

The Company is a privately held company that has engaged in plans to pursue an initial public offering on the Nasdaq Global Market in the near future (the “Listing”).

2.	Position and Appointment

(a)	You will be appointed to act as the President, Chief Business Officer (“CBO”) and Executive Director (“ED”) of the Company (“Appointments” or “Roles”).

(b)	The Appointment is subject to the Company’s Memorandum and Articles of Association ("Articles") and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

Aptorum Group Limited

Aptus Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(c)	You shall be an Officer of the Company as covered in the Rule 16a-1(f) under the Securities and Exchange Act of 1934.

(d)	The continuation of the Appointment is contingent to your ongoing fulfillment of your obligations and successful re-election by the Company’s shareholders at the Company’s Annual General Meeting (the “AGM”). It is further subject to your agreement to apply yourself and discharge your duties as an Executive Director in accordance with the Articles of the Company and the Cayman Islands Company Law (2016 Revision) (as amended) ("Company Law"), as well as you upholding the high standards of corporate governance as set forth in the Nasdaq Listing Rule 5600 Series subsequent to the Listing.

3.	Date of Commencement

Your official date of appointment as the President, CBO, and Executive Director of the Company shall commence on 1 October 2017 (“Effective Date”), as mutually agreed upon between yourself and the Executive Board of Directors of the Company.

4.	Duties and Responsibilities

(a)	You shall be a key member of the day-to-day management and supervisory body of the Company, which will help lead and spearhead the strategic management, steering, and execution of business, medical, and financial initiatives of the Group.

(b)	As the CBO of the Company, you shall be responsible towards the management and supervision of the Group, and overall strategic direction of business development activities of the Group. Other members of the Board shall draw upon your business insight and financial expertise where suitable. You shall provide guidance, steering, and access of expert networks to the Company where appropriate and required.

(c)	You are expected to fulfill operational and management duties as required by the Company, the shareholders of the Company, and members of the Non-Executive Board, on a day-to-day basis during official office hours where necessary. Your contribution shall be vital and appreciated in regards to the execution of business decisions made by the Executive Board.

(d)	You will exercise your powers of your Appointment having regard to the relevant obligations under prevailing law and regulation, including the Cayman Islands Company Law, and while in pursuit of and subsequent to the Listing, also the rules and responsibilities stipulated by the U.S. Securities and Exchange Commission (“SEC”), and the Nasdaq Regulatory Authority; including but not limited to the Listing Rule 5600 Series.

Aptorum Group Limited

Aptus Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(e)	Subsequent to the Listing, you as an ED along with other Directors of the board are to meet when possible in executive session, where such sessions should occur at least four times a year.

Additionally, you shall during your Appointment:

(f)	Observe and comply with the Company’s adopted Code of Business Conduct and Ethics, where that any waivers given to directors or executive officers must be approved by the Board.

(g)	Observe and comply with all statutory rules, and regulations where applicable as governed by the laws of your residence and jurisdictions in which operate on behalf of the Group.

(h)	Confirm you are able to, and will devote sufficient time to perform your Roles.

(i)	Consider the interests of the Company and its employees when implementing executive decisions.

(j)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

(k)	Declare any conflicts that are apparent at present, or become apparent, between the Group and your external activities, interests, or roles. Should any potential conflicts of interest arise, you will disclose this to the Board as soon as they become apparent.

(l)	Obtain clearance from the Board prior to dealing in publicly traded shares in the Company subsequent to the Listing and shall adhere to the Insider Trading Policy as adopted by the Company.

(m)	Observe and comply with the disclosure requirements and obligations of you and/or your affiliated party(s) as applicable in accordance with U.S. securities laws, regulations and SEC disclosure requirements.

5.	Salary and Cash Bonus

(a)	Your starting salary will be HKD 150,000 per month, paid out in an equivalent amount of thirteen (13) months per calendar year.

(b)	Annual increment of your salary will be assessed on the basis of professional merit and the Group’s performance, and is awarded at the discretion of the Board of Directors of the Company and as approved by the Compensation Committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Company and approval of the Compensation Committee. Any bonus will only be payable only if you are still in the employment of the Company on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

Aptorum Group Limited

Aptus Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

6.	Share Bonus:

You shall be entitled to receive share bonuses for your services rendered as an ED with the amount, cap, timing of payouts, vesting rate and schedule, subject to the full discretion of the Company and approval of the Compensation Committee. All terms and conditions of share bonuses shall be assessed based on the overall financial position and performance of the Group, as well as your contribution and performance upon rendering services by yourself during your Appointment under this Agreement. Any particulars associated to your eligibility to share bonuses shall be definitively defined at a future date as mutually agreed upon between yourself and the Executive Board of Directors, and as approved by the Compensation Committee.

7.	Share Option

You shall be granted an option to purchase Class A ordinary shares of the authorized share capital in the Company as pursuant to the particulars described by the Company’s Share Option Plan subject to the ongoing effect of your Appointments.

8.	Restriction on Other Activities

(a)	During your employment, you shall diligently and faithfully serve the Company and not act in any way which is in conflict with the interest of the Group.

(b)	You shall not during your employment be engaged or interested directly or indirectly in any capacity in any other trade, business, occupation, or assignment outside the Company, unless otherwise approved and consented by the Board of Directors in writing.

(c)	Consult with the Chairman of the Board prior to accepting any other (or further) directorships of companies or any major external appointments and promptly inform the Board of acceptance of any such appointment.

9.	Privacy of Information

(a)	You shall not except as authorized by the Company or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Company and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

Aptorum Group Limited

Aptus Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

(c)	The Company however, agrees to provide you with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your Roles of the Group.

10.	Insurance and Indemnity

The Company shall establish directors’ and officers’ liability coverage and it is intended to maintain such coverage through the period of your Appointments.

11.	Termination

Your Appointments with the Company and Group may only be terminated:

(a)	By you after giving the Company not less than three (3) months’ notice in writing;

(b)	By the Company after giving you three (3) months’ notice in writing; or

(c)	By the Company with immediate effect in the event that you:

(i)	Conduct dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of your residency or jurisdictions in which you operate on behalf of the Group.

(ii)	Commit a material breach of your obligations under this letter;

(iii)	Commit any serious or repeated breach or non-observance of your obligations to the Company or Group;

(iv)	Are convicted of a criminal offence other than an offence under road traffic legislation in the jurisdiction of your residency or elsewhere for which a fine or non-custodial penalty is imposed;

(v)	Declare bankruptcy or have made an arrangement with or for the benefit of your creditors; or

(vi)	Are disqualified from acting as a director.

Aptorum Group Limited

Aptus Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTORUM GROUP LIMITED	Agreed and accepted by:

Name: Huen Chung Yuen Ian	Name: Lui Wang Yip Darren
Position: Director	HKID No.: Z302315(0)

Date	Date